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                                                                    Exhibit 6(c)


                                DEALER AGREEMENT


AGREEMENT, made as of this __th day of ________, 1998, by and between Portland Investment Services, Inc. ("Distributor") and ________________________ ("Dealer") whereby Dealer agrees to participate in the distribution of Institutional Service Class shares ("Class ISC shares") or Investor Class shares ("Class IVC shares") (collectively, the "Shares") of the Morley Capital Accumulation Fund, a series of Nationwide Investing Foundation III (the "Fund").

1. DEALER AUTHORITY. With respect to the distribution and sales of Shares, Dealer shall have no authority to act as agent of the Fund, Distributor or any other dealer in any respect in these transactions. All orders are subject to acceptance by Distributor and become effective only upon confirmation by Distributor, and are subject to acceptance or rejection by Distributor or the Fund in its sole discretion. Dealer shall have no authority to make any representations concerning the Shares of the Fund except such representations as may be contained in the Fund's current prospectus ("Prospectus"), in its then current Statement of Additional Information, and in such other printed information as the Fund or Distributor may subsequently prepare or distribute to Dealer for purposes of selling the Shares, and Dealer shall have no authority to distribute any other sales material relating to the Fund or any of its Shares without the prior written approval of Distributor. Dealer agrees to follow any written guidelines of standards relating to the sale or distribution of the ISC Class and IVC Class shares of the Fund, as well as to follow any applicable rules or regulations affecting the sale or distribution of shares of investment companies offering multiple classes of shares.

2. SALES AND PRICING OF SHARES. Dealer shall offer and sell Shares at the net asset value of the Class ISC shares or Class IVC shares of the Fund, in accordance with the terms and conditions of the Prospectus of the Fund. An order for the purchase of Shares shall be accepted at the time such order is received by Distributor and at the price next determined unless the order is otherwise rejected in accordance with section 1 above. In addition, Distributor will not accept any order from Dealer which is placed on a conditional basis or subject to any delay or contingency prior to execution. Dealer shall place orders for Shares only with Distributor and shall promptly transmit all orders to Distributor in time for processing at the price next determined after receipt of the order by Dealer, in accordance with the Prospectus of the Fund. Distributor shall confirm the transaction with Dealer's customer in writing. Prices of the Shares are computed by the Fund in accordance with its Prospectus.

3. DEALER COMPENSATION. Distributor will pay Dealer the compensation which is paid by the Fund pursuant to a Rule 12b-1 Plan under the Investment Company Act of 1940 and Rule 2830 of the Rules of Conduct of the National Association of Securities Dealers, Inc. ("NASD"). Dealer shall not share or rebate any portion of such compensation to a person who is not a broker or dealer actually engaged in the securities business and is not a member in good standing of the NASD.



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4.       OTHER DUTIES OF DEALER. Dealer will maintain records of all sales, redemptions and repurchases of Shares and will furnish the Distributor with such records on request. Dealer will also distribute prospectuses and report to its customers in compliance with applicable legal requirements unless the parties expressly agree that Distributor will do so on Dealer's behalf.


5. DEALER AUTHORIZATION. Dealer hereby authorizes Distributor to act as its agent in connection with all transactions in shareholder accounts for which Dealer is designated as Dealer of Record. All designations of Dealer of Record and all authorizations of Distributor to act as Dealer's agent shall cease upon the termination of this Agreement or upon the shareholders' instructions to transfer his or her account to another Dealer of Record.

6. PAYMENT FOR SHARES. Payment for all Shares purchased from Distributor by Dealer shall be received by Distributor within three business days after acceptance of Dealer's order. If such payment is not so received by Distributor, Distributor and the Fund reserve the right, without notice, to immediately cancel the sale, or, at Distributor's option, to sell the Shares ordered by Dealer back to the Fund in which latter case, Distributor may hold Dealer responsible for any loss, including the loss of profit, suffered by Distributor or by the Fund resulting from Dealer's failure to make payment as described above.

7. PURCHASE OF SHARES. Dealer shall purchase Shares of the Fund only from Distributor or from Dealer's customers. If Dealer purchases Shares from Distributor, Dealer agrees that all such purchases shall be made only to cover orders already received by Dealer from its customers, or for Dealer's own bona fide investment without a view to resale. If Dealer purchases Shares from its customers, Dealer agrees to pay such customers the applicable net asset value per share less any redemption charge that would be applicable if such Shares were then tendered for redemption in accordance with the applicable Prospectus ("Repurchase Price").

8.       LIMITATION ON SALE OF SHARES. Dealer shall sell Shares only:

         (a) to Dealer's customers at the prices described in section 2 above; or

         (b) to Distributor as agent for the Fund at the Repurchase Price. In such a sale to Distributor, Dealer may act either as principal for its own account or as agent for its customer. If Dealer acts as principal for its own account in purchasing Shares for resale to Distributor, Dealer agrees to pay its customer not less than nor more than the Repurchase Price which Dealer received from Distributor. If Dealer acts as agent for its customer in selling Shares to Distributor, Dealer agrees not to charge its customer more than a fair commission for handling the transaction.

9. DEALER'S REPRESENTATIONS AND WARRANTIES. Dealer hereby represents and warrants to Distributor that:


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         (a)      Dealer is willing and possesses the legal authority to provide the services contemplated by this Agreement without violation of applicable laws;

         (b) Dealer is and shall remain throughout the term of this Agreement a member in good standing of the NASD and shall immediately notify Distributor should it cease to be a member of the NASD;

         (c) Dealer is and shall remain throughout the term of this Agreement a broker-dealer duly and properly registered and qualified under all applicable laws, rules and regulations, including, but not limited to, all state and federal securities laws, rules and regulations, as may be necessary or appropriate for Dealer to perform and observe all of its duties, obligations and covenants set forth or contemplated by this Agreement;

         (d) Dealer shall throughout the term of this Agreement comply with the requirements of all applicable laws, rules and regulations, including, but not limited to, federal and state securities laws, the rules, regulations and orders of the Securities and Exchange Commission and the NASD, in performing and observing all of its duties, obligations and covenants set forth or contemplated by this Agreement; and

         (e) Dealer shall not withhold placing with Distributor orders received from Dealer's customers so as to profit from such withholding.

10. INDEMNIFICATION. Dealer shall indemnify and hold harmless Distributor, its affiliates and the Fund against any losses, claims, damages, liabilities or expenses (including reasonable attorneys' fees and expenses) resulting from (a) any negligence or misfeasance of Dealer or any of its officers, directors, employees or registered representatives; or (b) any violation of any law, rule or regulation or any failure to perform or observe any obligations of Dealer set forth in this Agreement by Dealer or any of its officers, directors, employees or registered representatives.

11. PROVISION OF SALES MATERIAL. Distributor shall deliver to Dealer without charge reasonable quantities of the Fund's Prospectuses with any supplements thereto currently in effect, copies of current shareholder reports of the Fund, and sales material issued by Distributor from time to time.

12. RULE 12B-1 AGREEMENT; TERMINATION. This Agreement is a related agreement under the Distribution Plan applicable for the Fund ("Rule 12b-1 Plan"), as adopted pursuant to Rule 12b-1 under the 1940 Act. This Agreement may be terminated as to the payments made by the Fund under the Rule 12b-1 Plan at any time, without the payment of any penalty, by the vote of a majority of the members of the Board of Trustees of Nationwide Investing Foundation III ("NIF III") who are not interested persons of NIF III and who have no direct or indirect financial interest in the operation of the Rule 12b-1 Plan or in any related agreements to the Rule 12b-1 Plan ("Disinterested Trustees") or by a majority of the


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         outstanding ISC Class shares or IVC Class shares, each with respect its own class, upon delivery of written notice thereof to the parties to this Agreement.

         This Agreement will terminate automatically in the event of its assignment as defined in the 1940 Act or upon termination of the Distributer underwriting agreement with the Fund. In addition, either the Distributor or Dealer may terminate this Agreement upon at least 60 days written notice to the other party.

13. COMPLETE AGREEMENT. This Agreement supersedes and cancels any prior agreement with respect to the sale of Shares of the Fund and may be amended at any time and from time to time by written agreement of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers as of the day and year first written above.


                                            PORTLAND INVESTMENT SERVICES, INC.


                                            ------------------------------------
                                            By:

                                            DEALER

                                            ------------------------------------
                                            By:


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